UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2024

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37523	47-4078206
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 North Chapel Ridge Rd., Suite 200
Lehi, Utah	84043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 756-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PRPL	The NASDAQ Stock Market LLC
Preferred Stock Purchase Rights	N/A	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.03. MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

The information set forth in Item 5.03 is incorporated into this Item 3.03 by reference.

On October 15, 2024, at Purple Innovation, Inc.’s (the “Company”) Special Meeting of Stockholders, the Company’s stockholders ratified the Company’s Stockholder Rights Agreement, as filed with the Securities and Exchange Commission on June 28, 2024 (the “NOL Rights Plan”). Our board of directors previously approved the NOL Rights Plan and recommended it to the stockholders for ratification in order to deter certain acquisitions of shares of the Company’s common stock that could result in an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, which could substantially limit our ability to use our current net operating loss carryforwards to reduce our anticipated future tax liability. Generally, an acquisition resulting in beneficial ownership of greater than 4.9% of the Company’s common stock (or, for stockholders who already own greater than 4.9%, one-half of one percentage point greater than their current ownership) will trigger the NOL Rights Plan and the preferred share purchase rights attached to each share of the Company’s common stock will become exercisable, subjecting any acquirer in excess of the above threshold to significant dilution. The foregoing description of the NOL Rights Plan and preferred share purchase rights does not purport to be complete and is qualified in its entirety by reference to the NOL Rights Plan, which was filed as Exhibit 4.1 to the Company’s Current Report filed June 28, 2024.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On October 15, 2024, the Company filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) after, on October 15, 2024, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation (an “NOL Charter Amendment”) at the Company’s Special Meeting of Stockholders. The NOL Charter Amendment restricts certain transfers of the Company’s common stock to protect the tax benefits of the Company’s net operating loss carryforwards, adding an additional layer of protection of the Company’s NOLs, until June 30, 2025. The NOL Charter Amendment voids any transfer of the Company’s common stock that results in a stockholder acquiring beyond a 4.9% ownership percentage threshold (or, if a stockholder has beneficial ownership of in excess of 4.9%, then the ownership percentage that is one-half of one percentage point greater than their current beneficial ownership percentage). In the event of a prohibited transfer, the NOL Charter Amendment requires the transferee to transfer any shares in excess of the 4.9% threshold (or higher threshold if the stockholder has beneficial ownership of in excess of 4.9%) (including any dividends or distributions paid in respect to such excess shares) to the Company’s transfer agent, who is then required to sell such excess shares in an arm’s-length transaction that would not constitute a violation pursuant to the NOL Charter Amendment. Additionally, the NOL Charter Amendment contains a provision that will hold a stockholder liable, to the fullest extent of the law, for any intentional violation of the NOL Charter Amendment.

A copy of the Certificate of Amendment is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

As of the Special Meeting of Stockholders on October 15, 2024, the Company adopted a new form of stock certificate representing Class A Common Stock to add the legend pursuant to the NOL Charter Amendment. A copy of the amended form of Class A Common Stock certificate is filed as Exhibit 4.2 to this Current Report and is incorporated herein by reference.

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On October 15, 2024, the following proposals were approved by the Company’s stockholders at a Special Meeting:

●	Amendment to the Company’s Second Amended and Restated Certificate of Incorporation, to prohibit certain acquisitions of shares of our common stock to protect the tax benefits of our approximately $238 million of net operating loss carryforwards; and

●	Ratification of the Company’s NOL Rights Plan to deter certain acquisitions of shares of our common stock to protect the tax benefits of our approximately $238 million of net operating loss carryforwards; and

	For	Against	Abstain	Broker Non-Votes
Approval of the Amendment to the Second Amended and Restated Certificate of Incorporation	71,911,076	6,090,037	113,100	0

	For	Against	Abstain	Broker Non-Votes
Ratification of the NOL Rights Plan	71,896,005	6,105,166	113,042	0

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
4.1	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation
4.2	Form of Class A Common Stock certificate
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2024	PURPLE INNOVATION, INC.

	By:	/s/ Todd Vogensen
Todd Vogensen
Chief Financial Officer

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